BLUE BIRD REPORTS FISCAL 2021
FOURTH QUARTER AND FULL YEAR RESULTS;
IMPACTED BY SUPPLY CHAIN DISRUPTIONS;
STRONG DEMAND AND RECORD FIRM ORDER BACKLOG;
WELL POSITIONED FOR EV MARKET EXPANSION

Net Sales of $684M and GAAP Net income of $(0.3)M
Firm Order Backlog of 4,200+ units
Electric Bus Backlog at 260+ units
Adjusted EBITDA of $34.1M with 6,679 Buses Sold

Macon, GA, December 15, 2021 – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leading independent designer and manufacturer of school buses, announced today its fiscal 2021 fourth quarter and full year results. GAAP net income for the year of $(0.3) million was $12.5 million lower than FY2020. Adjusted EBITDA for the year was $34.1 million, $20.6 million lower than last year. Supply chain disruptions resulted in more than 2,000 bookings being delayed to fiscal 2022. Order backlog is strong at more than 4,200 buses, filling production slots through the first half of FY2022.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended October 2, 2021	B/(W) 2020	Fiscal Year Ended October 2, 2021	B/(W) 2020
Unit Sales	1,911	(965)	6,679	(2,199)
GAAP Measures:
Revenue	$192.2	$(89.2)	$684.0	$(195.2)
Net Income	$(2.4)	$(14.3)	$(0.3)	$(12.5)
Diluted Earnings per Share	$(0.09)	$(0.53)	$(0.01)	$(0.46)
Non-GAAP Measures[1]:
Adjusted EBITDA	$7.6	$(14.3)	$34.1	$(20.6)
Adjusted Net Income	$2.0	$(11.3)	$8.7	$(13.5)
Adjusted Diluted Earnings per Share	$0.07	$(0.42)	$0.31	$(0.51)
1 Reconciliation to relevant GAAP metrics shown below

“The results of FY2021 are characterized by a first half with soft demand and a second half fraught with supply chain disruptions when order volume recovered. However, there is clear evidence of exciting longer-term trends in demand and we are going to be ideally positioned to capture our profitable share. The unprecedented situation in the world around us has only temporarily delayed what I see as a remarkable opportunity ahead for our company and its investors," said Matthew Stevenson, President and Chief Executive Officer of Blue Bird Corporation. “We were encouraged by new orders of more than 9,700 buses this year as the school bus industry rebounded strongly in the second half of the year with schools reopening and fleet replacement resuming. Unfortunately, like the majority of the automotive industry, our production was limited by supply chain constrains. As such, we have built a substantial order backlog of more than 4,200 buses, comprising both our traditional internal combustion engine buses and a record level of electric buses.

"With the school-bus industry recovery well underway, we are focused on ensuring we ramp production quickly and profitably as supply chain challenges ease, likely in the spring of 2022. We have taken actions to realize manufacturing efficiency improvements while also lowering our operating expenses through cost controls. In addition, we recently increased all vehicle prices by 11% in response to the global escalation in commodity prices, while implementing a variable pricing model to mitigate future commodity price increases.

"The interest in electric buses continues to grow, with more than 550 buses sold or in our backlog in fiscal 2021. In fact, total units sold and in backlog since we began production three years ago is more than 750 electric buses, covering Type A, C and D configurations. With the growth rate we are seeing, and the breadth of chassis and powertrain choices that we offer, we are increasing our focus and resources in the EV business. We are very pleased that the recently-passed infrastructure bill will rapidly accelerate adoption of EV school buses, with $5 billion dollars of funding for clean school buses.

"As we look to FY2022, there are two primary headwinds that we are facing through the first half of the fiscal year. First, the majority of the units that were pushed from FY2021 into FY2022 were ordered prior to the price increases that were implemented through the summer in response to escalating commodity costs. Second, supplier constraints on a few key components, significantly restrict our first half build capacity. With these in mind, we are announcing FY2022 Guidance for net revenue of $750 million - $850 million, Adjusted EBITDA of $30 million - $50 million and Adjusted Free Cash Flow of $35 million - $55 million.

"As frustrating as the continuing supply chain disruptions are, they will be mitigated, and we will emerge from this challenging period with enhanced abilities to execute through our continued focus on our people and lean transformation. The intermediate and longer-term outlook for Blue Bird is very strong. We have a record backlog and a strong tailwind on EV and clean emission buses in which we are the leader. As we capture that strong secular demand opportunity with an increasingly efficient sales and manufacturing engine, we are confident that the bottom line results for investors in our company will see new heights in the years ahead.

"I am also very excited about the recently-announced, $75 million investment by Coliseum Capital Management LLC.. Coliseum is very familiar with Blue Bird and recognizes the incredibly bright future ahead us. Coliseum was previously an investor from 2015 – 2017. I look forward to having Adam Gray, Co-Founder of Coliseum Capital Management, LLC., return to the Blue Bird Board. This capital injection will help fuel the scaling of our EV production and infrastructure, ensuring we remain the leaders in the space. Also, it provides resources to accelerate our previously announced intentions to offer chassis with factory-installed electric drivetrains to other segments of the commercial vehicle market, thus expanding our total addressable market beyond school buses. These are exciting times at Blue Bird and for our investors!”

Fiscal 2021 Fourth Quarter Results

Net Sales
Net sales were $192.2 million for the fourth quarter of fiscal 2021, a decrease of $89.2 million, or 31.7%, from prior year period. Bus unit sales were 1,911 units for the quarter compared with 2,876 units for the same period last year.

Gross Profit
Fourth quarter gross profit of $13.0 million represented a decrease of $16.6 million from the fourth quarter of last year. Gross profit margin declined 3.7 points to 6.8%.

Net Income
Net Income was $(2.4) million for the fourth quarter of fiscal 2021, which was $14.3 worse than the same period last year.

Adjusted Net Income
Adjusted Net Income was $2.0 million, representing a decrease of $11.3 million compared with the same period last year.

Adjusted EBITDA
Adjusted EBITDA was $7.6 million, which was a decrease of $14.3 million compared with the fourth quarter last year. Supply disruptions resulted in moving more than 2,000 bookings out of the fiscal year and caused substantial operating cost increases.

Full Year 2021 Results

Net Sales
Net sales were $684.0 million for the fiscal year ended October 2, 2021, a decrease of $195.2 million, or 22.2%, compared with the prior year. Bus unit sales were 6,679 units for the fiscal year ended October 2, 2021 compared with 8,878 units for the same period last year.

Gross Profit

Full year gross profit was $72.1 million, a decrease of $24.1 million from the prior year.

Net Income
Net Income was $(0.3) million for the fiscal year ended October 2, 2021, which was $12.5 million below the prior year.

Adjusted Net Income
Year-to-date Adjusted Net Income was $8.7 million, representing a decrease of $13.5 million compared with the prior year.

Adjusted EBITDA
Adjusted EBITDA was $34.1 million for the fiscal year ended October 2, 2021, a decrease of $20.6 million from the prior year. The decrease was driven by lower volume and inefficiencies from supplier disruptions, partially offset by bus pricing and cost and efficiency improvements.

Conference Call Details

Blue Bird will discuss its fourth quarter and full year 2021 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 1-877-407-0784 or 1-201-689-8560

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird is the leading independent designer and manufacturer of school buses, with more than 585,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as stock-compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i) significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers
•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Profitability & Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands except for share data)	October 2, 2021	October 3, 2020
Assets
Current assets
Cash and cash equivalents	$11,709	$44,507
Accounts receivable, net	9,967	7,623
Inventories	125,206	56,523
Other current assets	9,191	8,243
Total current assets	$156,073	$116,896
Property, plant and equipment, net	105,482	103,372
Goodwill	18,825	18,825
Intangible assets, net	49,443	51,632
Equity investment in affiliate	14,817	14,320
Deferred tax assets	4,413	4,365
Finance lease right-of-use assets	5,486	6,983
Other assets	1,481	1,022
Total assets	$356,020	$317,415
Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$72,270	$57,602
Warranty	7,385	8,336
Accrued expenses	12,267	15,773
Deferred warranty income	7,832	8,540
Finance lease obligations	1,327	1,280
Other current liabilities	8,851	10,217
Current portion of long-term debt	14,850	9,900
Total current liabilities	$124,782	$111,648
Long-term liabilities
Revolving credit facility	$45,000	$—
Long-term debt	$149,573	$164,204
Warranty	11,165	13,038
Deferred warranty income	12,312	14,048
Deferred tax liabilities	3,673	254
Finance lease obligations	4,538	5,879
Other liabilities	14,882	14,315
Pension	22,751	47,259
Total long-term liabilities	$263,894	$258,997
Stockholders' deficit
Preferred stock, $0.0001, 10,000,000 shares authorized, 0 issued with liquidation preference of $0 at October 2, 2021 and October 3, 2020	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 27,204,435 and 27,048,404 shares outstanding at October 2, 2021 and October 3, 2020, respectively	3	3
Additional paid-in capital	96,170	88,910
Accumulated deficit	(33,753)	(33,464)
Accumulated other comprehensive loss	(44,794)	(58,397)
Treasury stock, at cost, 1,782,568 shares at October 2, 2021 and October 3, 2020	(50,282)	(50,282)
Total stockholders' deficit	$(32,656)	$(53,230)
Total liabilities and stockholders' deficit	$356,020	$317,415

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
(in thousands except for share data)	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net sales	$192,204	$281,411	$683,995	$879,221
Cost of goods sold	179,183	251,762	611,854	783,021
Gross profit	$13,021	$29,649	$72,141	$96,200
Operating expenses
Selling, general and administrative expenses	15,495	16,060	65,619	74,206
Operating profit	$(2,474)	$13,589	$6,522	$21,994
Interest expense	(2,613)	(2,292)	(9,682)	(12,253)
Interest income	3	(16)	4	11
Other income, net	285	184	1,776	739
Loss on debt modification	—	—	(598)	—
(Loss) income before income taxes	$(4,799)	$11,465	$(1,978)	$10,491
Income tax benefit (expense)	2,079	(1,898)	1,191	(1,519)
Equity in net income of non-consolidated affiliate	332	2,373	498	3,213
Net (loss) income	$(2,388)	$11,940	$(289)	$12,185

(Loss) earnings per share:
Basic weighted average shares outstanding	27,204,719	27,048,404	27,139,054	26,850,999
Diluted weighted average shares outstanding	27,204,719	27,145,335	27,139,054	27,086,555

Basic (loss) earnings per share	$(0.09)	$0.44	$(0.01)	$0.45
Diluted (loss) earnings per share	$(0.09)	$0.44	$(0.01)	$0.45

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
(in thousands of dollars)	October 2, 2021	October 3, 2020
Cash flows from operating activities
Net (loss) income	$(289)	$12,185
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	13,446	14,400
Non-cash interest expense	2,754	3,651
Share-based compensation	5,938	4,141
Equity in net income of non-consolidated affiliate	(498)	(3,213)
Gain on disposal of fixed assets	(679)	(76)
Deferred taxes	(925)	29
Amortization of deferred actuarial pension losses	1,861	1,720
Loss on debt modification	598	—
Changes in assets and liabilities:
Accounts receivable	(2,345)	2,914
Inventories	(68,684)	22,308
Other assets	(409)	5,068
Accounts payable	14,081	(40,258)
Accrued expenses, pension and other liabilities	(19,090)	(19,410)
Total adjustments	$(53,952)	$(8,726)
Total cash (used in) provided by operating activities	$(54,241)	$3,459
Cash flows from investing activities
Cash paid for fixed assets	$(12,212)	$(18,968)
Proceeds from sale of fixed assets	903	165
Total cash used in investing activities	$(11,309)	$(18,803)
Cash flows from financing activities
Net borrowings under the revolving credit facility	$45,000	$—
Repayments under the term loan	(9,900)	(9,900)
Principal payments on finance leases	(1,294)	(945)
Cash paid for debt costs	(2,476)	(935)
Net cash received (paid) for stock option exercises and employee taxes on vested restricted shares and stock option exercises	1,422	(3,568)
Proceeds from exercises of warrants	—	4,240
Total cash provided by (used in) financing activities	$32,752	$(11,108)
Change in cash and cash equivalents	(32,798)	(26,452)
Cash and cash equivalents, beginning of year	44,507	70,959
Cash and cash equivalents, end of year	$11,709	$44,507

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net (loss) income	$(2,388)	$11,940	$(289)	$12,185
Adjustments:
Interest expense, net (1)	2,689	2,404	10,010	12,616
Income tax expense (benefit)	(2,079)	1,898	(1,191)	1,519
Depreciation, amortization, and disposals (2)	3,524	3,881	13,642	15,096
Operational transformation initiatives	(33)	186	189	3,404
Share-based compensation	4,015	36	5,938	4,141
Product redesign initiatives	1,575	905	3,483	4,068
Restructuring charges	165	282	659	646
Costs directly attributed to the COVID-19 pandemic (3)	111	372	1,024	1,000
Loss on debt modification	—	—	598	—
Other	40	—	40	6
Adjusted EBITDA	$7,619	$21,904	$34,103	$54,681
Adjusted EBITDA margin (percentage of net sales)	4.0%	7.8%	5.0%	6.2%

(1) Includes $(0.1) million and $0.1 million for three month fiscal periods and $0.3 million and $0.4 million for the twelve month fiscal periods ended October 2, 2021 and October 3, 2020, respectively. The amounts represent interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three month fiscal periods and $0.8 million and $0.7 million for the twelve month fiscal periods ended October 2, 2021 and October 3, 2020, respectively. The amounts represent amortization charges on right-to-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net cash (used in) provided by operating activities	$(40,003)	$81,763	$(54,241)	$3,459
Cash paid for fixed assets	(1,908)	(2,244)	(12,212)	(18,968)
Free cash flow	$(41,911)	$79,519	$(66,453)	$(15,509)
Cash paid for product redesign initiatives	1,575	905	3,483	9,553
Cash paid for operational transformation initiatives / Other	(33)	186	(712)	3,404
Cash paid for restructuring charges	165	282	659	646
Cash paid for costs directly attributed to COVID-19	111	372	1,024	1,000
Adjusted free cash flow	(40,093)	81,264	(61,999)	(906)

Reconciliation of Net (Loss) Income to Adjusted Net Income

	Three Months Ended		Fiscal Year Ended
(in thousands of dollars)	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Net (loss) income	$(2,388)	$11,940	$(289)	$12,185
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	(25)	140	142	2,553
Product redesign initiatives	1,181	679	2,612	3,051
Share-based compensation	3,011	27	4,454	3,106
Restructuring charges	124	212	494	485
Costs directly attributed to the COVID-19 pandemic (2)	83	279	768	750
Loss on debt modification	—	—	449	—
Other	30	—	30	5
Adjusted net income, non-GAAP	$2,017	$13,276	8,659	22,134

(1) Amounts are net of estimated statutory tax rates of 25%.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Fiscal Year Ended
	October 2, 2021	October 3, 2020	October 2, 2021	October 3, 2020
Diluted (loss) earnings per share	$(0.09)	$0.44	$(0.01)	$0.45
One-time charge adjustments, net of tax benefit or expense	0.16	0.05	0.32	0.37
Adjusted diluted earnings per share, non-GAAP	$0.07	$0.49	$0.31	$0.82
Weighted average dilutive shares outstanding	27,590,649	27,145,335	27,509,396	27,086,555